Exhibit 10.8

Summary Sheet of Director and Officer Compensation

Director Compensation

     All directors who are not also officers of the Company or the Bank receive an annual director’s fee from the Bank of $20,000. Directors are reimbursed for expenses incurred in connection with attendance at Board and Committee meetings.

Executive Officer Compensation

     The current base salary paid to executive officers is listed below:

Current
Base Salary
David A. Bochnowski Chairman and Chief Executive Officer	$294,926
Joel Gorelick Executive Vice President, Banking and Lending Group	$162,659
Jon E. DeGuilio Executive Vice President, General Counsel and Secretary	$127,490
Robert T. Lowry Senior Vice President and Chief Financial Officer	$107,559

     Effective January 31, 2005, the Compensation Committee and Board of the Bancorp authorized the payment of incentive compensation for the year ended December 31, 2004. The executive officers listed below received the incentive compensation payments on February 1, 2005:

2004
Incentive
David A. Bochnowski Chairman and Chief Executive Officer	$86,469
Joel Gorelick Executive Vice President, Banking and Lending Group	$34,500
Jon E. DeGuilio Executive Vice President, General Counsel and Secretary	$13,000
Robert T. Lowry Senior Vice President and Chief Financial Officer	$13,000

     The Bancorp’s Compensation Committee and Board have established an incentive compensation system designed to offer positive salary rewards for peak performance to all employees. The incentive compensation is geared towards rewarding performance that results in increased profitability of the Bancorp. In addition, incentive compensation is awarded for consistent performance tied to corporate goals rather than short-swing profits. The incentive compensation is discretionary and approved by the Board on an annual basis, as strategic goals are achieved.

     The incentive compensation is paid from a pool of funds created each year based on the Bancorp’s return on equity, return on assets, and increase in earnings per basic share. Each of the three measures is tied to a factor, which is then multiplied by the Bancorp’s annual net income after incentive compensation expense to determine the incentive compensation pool. The Board also has the discretion to increase the size of the incentive compensation pool to reward outstanding performance consistent with long and short-range goals. No Board discretionary funds were included in the 2004 incentive compensation pool. The incentive compensation pool is generally allocated to the Bancorp’s employees in the following manner: 30% to the Chief Executive Officer, 52% to Vice Presidents and 18% to other employees. The Chief Executive Officer, with Board approval, may reallocate a portion of his incentive compensation pool to the other compensation pools.

     The allocated incentive compensation pools can be utilized to supplement the cash remuneration of the Bancorp’s management according to the following guidelines: Vice Presidents up to 10% of salary; Senior Vice Presidents up to 20% of salary; Executive Vice Presidents up to 35% of salary; and Chief Executive Officer up to 50% of salary. The incentive compensation for Vice Presidents, Senior Vice Presidents and Executive Vice Presidents is awarded based on a performance review by the Chief Executive Officer, which is reviewed and approved by the Bancorp’s Compensation Committee and Board. The performance review incorporates the following criteria: strategic plan implementation and goal achievement; leadership based on communication, responsiveness, efficiencies, focus and innovation; professional growth; and community involvement. The Compensation Committee and Board conduct the Chief Executive Officer’s performance review and determine his incentive compensation.

     The Bancorp maintains an Employees’ Savings and Profit Sharing Plan and Trust for all employees who meet the plan qualifications. Contributions to the Employees’ Profit Sharing Plan and Trust are made at the discretion of the Bancorp’s Board of Directors. Contributions to the Company’s executive officers and employees for the year ended December 31, 2004, were based on 11% of the participants’ total compensation excluding incentives.

     The Bancorp maintains an Unqualified Deferred Compensation Plan. Participants’ accounts are credited each year with an amount based on a formula involving the participant’s employer funded contributions under all qualified plans and the limitations imposed by Internal Revenue Code subsection 401(a)(17) and Code section 415.

     Pursuant to a stock option plan, the Company has reserved shares of the Bancorp’s common stock for issuance in respect of incentive awards granted to officers and other employees of the Bancorp and the Bank.